AMENDMENT TO
QUAKER INVESTMENT TRUST
INVESTMENT SUBADVISORY AGREEMENT
     THIS AMENDMENT, dated as of July 1, 2007, to the Investment Subadvisory Agreement made and entered into as of the 3rd day of May, 2005 (the “Agreement”) by and between Quaker Funds, Inc., a Delaware corporation (the “Adviser”), and Geewax, Terker & Co., a Pennsylvania partnership (the “Subadviser”).
RECITALS
     WHEREAS, the Subadviser has agreed to add a breakpoint in its subadvisory fee with respect to the investment subadvisory services it provides to the Quaker Core Value Fund; and
     WHEREAS, in connection with the addition of such breakpoint, the Adviser and Subadviser wish to amend Paragraph 7 of the Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:
     1. Paragraph 7 of the Agreement is hereby amended by deleting the first sentence of the paragraph, and replacing it with the following:
With respect to the Quaker Core Equity and Quaker Small Cap Growth Funds, Adviser will pay to Subadviser, and Subadviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.75% of the average daily net assets of each respective Fund. With respect to the Quaker Core Value Fund, Adviser will pay to Subadviser, and Subadviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to an annual rate of the Fund’s average daily net assets as follows: 0.75% on assets up to $20 million and 0.50% on assets over $20 million.
     2. Except as set forth above, all provisions of the Agreement shall remain the same.
     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

QUAKER FUNDS, INC.

By:	/s/ Justin Brundage

Title: Chief Operating Officer

GEEWAX, TERKER & CO.

By:	/s/ John J. Geewax

Title: Partner